As filed with the Securities and Exchange Commission on June 22, 2023

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ALTO INGREDIENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-2170618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 South Second Street, Pekin, Illinois	61554
(Address of Principal Executive Offices)	(Zip Code)

ALTO INGREDIENTS, INC. 2016 STOCK INCENTIVE PLAN

(Full title of the plan)

Michael D. Kandris
Chief Executive Officer
Alto Ingredients, Inc.
1300 South Second Street, Pekin, Illinois 61554

(Name and address of agent for service)

(916) 403-2123

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

John T. Bradley, Esq.

Troutman Pepper Hamilton Sanders LLP
5 Park Plaza, Suite 1400, Irvine, California 92614
(949) 622-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Alto Ingredients, Inc. (referred to as “we,” “us,” and through similar terms) filed the following registration statements with the Securities and Exchange Commission on Form S-8:

●	Registration No. 333-212070, filed on June 16, 2016 with respect to 1,150,000 shares of our common stock under the Alto Ingredients, Inc. 2016 Stock Incentive Plan (the “Plan”);

●	Registration No. 333-225622, filed on June 14, 2018 with respect to 2,500,000 shares of our common stock under the Plan;

●	Registration No. 333-234613, filed on November 8, 2019 with respect to 2,000,000 shares of our common stock under the Plan;

●	Registration No. 333-250180, filed on November 18, 2020 with respect to 1,750,000 shares of our common stock under the Plan; and

●	Registration No. 333-266035, filed on July 6, 2022 with respect to 1,500,000 shares of our common stock under the Plan.

We amended the Plan in March 2018 to increase the number of shares covered by the Plan from 1,150,000 to 3,650,000 shares of common stock. Our stockholders adopted and approved this increase at our 2018 annual meeting of stockholders held on June 14, 2018.

We amended the Plan in April 2019 to increase the number of shares covered by the Plan from 3,650,000 shares to 5,650,000 shares of common stock. Our stockholders adopted and approved this increase at our 2019 annual meeting of stockholders held on November 7, 2019.

We amended the Plan in September 2020 to increase the number of shares covered by the Plan from 5,650,000 shares to 7,400,000 shares of common stock. Our stockholders adopted and approved this increase at our 2020 annual meeting of stockholders held on November 18, 2020.

We amended the Plan in March 2022 to increase the number of shares covered by the Plan from 7,400,000 shares to 8,900,000 shares of common stock. Our stockholders adopted and approved this increase at our 2022 annual meeting of stockholders held on June 23, 2022.

We amended the Plan in April 2023 to increase the number of shares covered by the Plan from 8,900,000 to 11,400,000 shares of common stock. Our stockholders adopted and approved this increase at our 2023 annual meeting of stockholders held on June 22, 2023.

This Form S-8 is filed for the purpose of registering the additional 2,500,000 shares of common stock under the amended Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be sent or given to each participant in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). We will furnish without charge to each participant to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Part II, Item 3 of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Alto Ingredients, Inc., 1300 South Second Street, Pekin, Illinois 61554, Attention: Secretary. Our telephone number is (916) 403-2123.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this registration statement:

●	Our current report on Form 8-K for June 22, 2023, as filed with the Securities and Exchange Commission on June 22, 2023;

●	Our quarterly report on Form 10-Q for the three months ended March 31, 2023, as filed with the Securities and Exchange Commission on May 9, 2023;

●	Our annual report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on March 14, 2023; and

●	The description of our capital stock contained in Exhibit 4.1 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2020, which description updates our Form 8-A description of securities.

All reports and other documents we subsequently file after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the above, information that is “furnished to” the Securities and Exchange Commission shall not be deemed “filed with” the Securities and Exchange Commission and shall not be deemed incorporated by reference into this registration statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

Our certificate of incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors, except liability for the following:

●	any breach of their duty of loyalty to Alto Ingredients or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

●	any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the DGCL. We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our board of directors. These agreements provide for indemnification of related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions of our certificate of incorporation or bylaws, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption from Registration Claimed.

Not Applicable.

ITEM 8. Exhibits.

		Incorporation by Reference
Exhibit Number	Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith
4.1	Certificate of Incorporation	10-Q	000-21467	3.1	05/17/2021

4.2	Certificate of Designations, Powers, Preferences and Rights of the Series A Cumulative Redeemable Convertible Preferred Stock	10-Q	000-21467	3.2	05/17/2021

4.3	Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock	10-Q	000-21467	3.3	05/17/2021

4.4	Certificate of Amendment to Certificate of Incorporation dated June 3, 2010	10-Q	000-21467	3.4	05/17/2021

4.5	Certificate of Amendment to Certificate of Incorporation dated June 8, 2011	10-Q	000-21467	3.5	05/17/2021

4.6	Certificate of Amendment to Certificate of Incorporation dated May 14, 2013	10-Q	000-21467	3.6	05/17/2021

4.7	Certificate of Amendment to Certificate of Incorporation dated July 1, 2015	10-Q	000-21467	3.7	05/17/2021

4.8	Certificate of Amendment to Certificate of Incorporation dated January 12, 2021	10-Q	000-21467	3.8	05/17/2021

4.9	Second Amended and Restated Bylaws	10-Q	000-21467	3.9	05/17/2021

4.10	Specimen Common Stock Certificate	S-3	333-238939	4.9	06/04/2020

4.11	Alto Ingredients, Inc. 2016 Stock Incentive Plan (as amended through June 22, 2023)					X

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP					X

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1)					X

23.2	Consent of Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (contained on the signature page to this registration statement)					X

107	Filing Fee Table					X

ITEM 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on the 22nd day of June, 2023.

ALTO INGREDIENTS, INC.,
a Delaware corporation

By:	/s/ MICHAEL D. KANDRIS
Michael D. Kandris
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Kandris his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this registration statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DOUGLAS L. KIETA	Chairman of the Board and Director	June 22, 2023
Douglas L. Kieta

/s/ MICHAEL D. KANDRIS	President, Chief Executive Officer (principal executive officer),	June 22, 2023
Michael D. Kandris	Chief Operating Officer and Director

/s/ BRYON T. MCGREGOR	Chief Financial Officer	June 22, 2023
Bryon T. McGregor	(principal financial and accounting officer)

/s/ MARIA G. GRAY	Director	June 22, 2023
Maria G. Gray

/s/ DIANNE S. NURY	Director	June 22, 2023
Dianne S. Nury

/s/ GILBERT E. NATHAN	Director	June 22, 2023
Gilbert E. Nathan